Exhibit 99.1
Contacts:

Brad Cole
Genomic Health, Inc.
650-569-2281
investors@genomichealth.com

Media:
Emily Faucette
Genomic Health, Inc.
650-569-2824
media@genomichealth.com
Genomic Health, Inc. Announces Pricing of Public Offering of Common Stock
REDWOOD CITY, Calif. — May 21, 2007 — Genomic Health, Inc. (Nasdaq: GHDX) today announced the pricing of the underwritten public offering of 3,000,000 shares of its common stock at a price to the public of $15.50 per share. All of the shares are being offered by Genomic Health.
J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering, and Lehman Brothers Inc. is acting as co-lead manager. Piper Jaffray & Co. and JMP Securities LLC are acting as co-managers. Genomic Health has granted the underwriters a 30-day option to purchase up to 450,000 additional shares of its common stock to cover over-allotments, if any. The offering is expected to close on or about May 25, 2007, subject to customary conditions.
The company currently expects to use the net proceeds of this offering, estimated to be approximately $43.3 million, for general corporate purposes, including expanding its selling and marketing capabilities, funding research and development activities and expanding its laboratory operations.
Copies of the prospectus supplement and related prospectus relating to the proposed offering may be obtained from J.P. Morgan’s prospectus department at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Department.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.
About Genomic Health
Genomic Health, Inc. is a life science company focused on the development and commercialization of genomic-based clinical diagnostic tests for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, Oncotype DX™, which is used for early stage breast cancer patients to predict the likelihood of cancer recurrence, the likelihood of patient survival within ten years of diagnosis and the likelihood of chemotherapy benefit. The company was founded in 2000 and is located in Redwood City, California.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected closing date of the public offering and the anticipated use and estimated amount of net proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, satisfaction of the conditions to the closing of the offering, our ability to increase usage of our tests, the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop, the risks and uncertainties associated with the regulation of our test by FDA, our ability to compete against third parties, our ability to develop and commercialize new tests, unanticipated costs or delays in research and development efforts or other unanticipated cash requirements, the results of clinical studies, and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.
NOTE: Genomic Health, the Genomic Health logo, Oncotype, and Oncotype DX are trademarks or registered trademarks of Genomic Health, Inc.